EXHIBIT 1.23

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

Bylaws of

BANKIA, S.A.

Registered in the Mercantile Register of Valencia on May 3, 2019

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CHAPTER I.              THE COMPANY AND ITS CAPITAL

Section 1. Identification of the Company

Article 1.           Corporate name

The Company is called "BANKIA, S.A." (hereinafter the "Company") and is governed by these articles and the laws and regulations applicable to it.

Article 2.           Corporate purpose

1.	The corporate purpose of the Company is:

a)	all manner of activities, operations, acts, contracts and services related to the banking sector in general or directly or indirectly related thereto, permitted to it by current legislation, including the provision of investment services and ancillary services and performance of the activities of an insurance agency, either exclusively or in association, without simultaneous exercise of both activities; and

b)	the acquisition, holding and disposition of all kinds of securities, without limitation including interests in other lending institutions, investment services undertakings or insurance or insurance brokerage companies, to the extent permitted by the legislation in force.

2.	The activities comprising the corporate purpose may be undertaken indirectly, in whole or in part, in any of the ways permitted by law, in particular by way of ownership of shares of or participation in companies or other entities the purpose of which is identical to such activities or analogous, accessory or complementary thereto.

Article 3.           Registered office and branches

1.	The Company has its registered office in Valencia at Pintor Sorolla 8.

2.	The board of directors has authority to resolve to change the registered office within the same municipality.

3.	The board of directors also has authority to decide and resolve to create, close or transfer branches and business, representation and other offices of the Company, both domestically and abroad.

Article 4.           Term of Company and commencement of operations

1.	The Company has been formed for an indefinite term.

2.	The Company will commence operations once registered in the Special Register of the Bank of Spain.

Section 2. Share capital and shares

Article 5.           Share capital

1.	The share capital is fixed at three thousand sixty-nine million five hundred twenty two thousand one hundred five euros (€3,069,522,105.00).

2.	It is represented by a single series and class and a total three thousand sixty-nine million five hundred twenty two thousand one hundred five (3,069,522,105) shares.

3.	The shares will have a par value of one euro (€1.00) each.

4.	The shares representing the capital social are fully subscribed and paid up.

Article 6.           Shareholder rights

1.	A share confers on its rightful holder the status of a shareholder and also the rights granted by law and these articles, in particular the following:

a)	the right to participate in the distribution of the Company's profits and in the net assets resulting from liquidation;

b)	a pre-emptive right on the issue of new shares or convertible debentures;

c)	the right to attend and vote at general meetings in accordance with the provisions of these bylaws;

d)	the right to challenge corporate resolutions; and

e)	the right to information.

The scope of all rights of a shareholder is determined by law and the bylaws.

2.	Shareholder will exercise their rights against the Company loyally and in accordance with the requirements of good faith.

3.	The Company, in the manner governed by the legal and administrative provisions, will not recognise the exercise of voting rights deriving from a shareholder's interest to those who acquire shares therein in violation of mandatory legal rules, of whatever kind and degree, or the rules contemplated in these bylaws. Similarly, the Company will publicise the interests of shareholders in its capital, in accordance with the applicable regulations.

Article 7.           Co-ownership, usufruct, pledge and other rights in shares

1.	Each share is indivisible. Joint owners of a share must appoint a single person to exercise the shareholder's rights, and they will be jointly and severally liable to the Company for any obligations arising from their status as shareholders. The same rule will be applied in other cases of co-ownership of rights regarding the shares.

2.	In the case of usufruct of shares, status as a shareholder resides in the bare owner, but the usufructuary in all cases will have the right to the dividends declared by the Company during the usufruct. Exercise of the other shareholder rights corresponds to the bare owner.

The usufructuary will be required to facilitate the exercise of these rights by the bare owner.

3.	In the event of pledge of shares exercise of the shareholder's rights will correspond to the owner thereof. The pledgee will be required to facilitate the exercise of these rights.

If the owner fails to comply with the obligation to pay the pending amounts, the pledge creditor may itself perform this obligation or enforce the pledge.

4.	In the case of other limited in rem rights in the shares, exercise of voting rights corresponds to the holder of the direct ownership.

Article 8.           Non-voting shares

1.	The Company may issue non-voting shares for a nominal amount of no more than one half of paid-up share capital.

2.	Non-voting shares will give their holders the rights established in the issue resolution, in accordance with law and, if applicable, by way of the appropriate articles amendment.

Article 9.           Redeemable shares

1.	On the terms established by law, the Company may issue redeemable shares for a nominal amount of no more than one fourth of share capital.

2.	Redeemable shares will give their holders the rights established in the issue resolution, in accordance with law and, if applicable, by way of the appropriate articles amendment.

Article 10.         Representation of shares

1.	Shares will be represented by book entries and will be governed by the Securities Market Act and other provisions applicable thereto.

2.	Maintenance of the book entry records for the Company will be by the entity or entities to which that function corresponds by law.

The entity responsible for maintaining the book entry records will advise the Company of transactions related to shares, and the Company well maintain its own records with the identities of the shareholders.

3.	A person appearing as the owner in the entries of the entity responsible for maintaining the book entry records will be presumed to be the lawful owner, and therefore may demand that the Company make the payments to which a shareholder is entitled to it.

4.	If formal status as a shareholder is in a person or entity acting as a trustee or in a comparable role, the Company may demand that it provide information regarding the actual owners of the shares, as well as transfers and encumbrances thereof.

Article 11.         Free transferability of shares

1.	The shares and the rights incorporated therein, including pre-emptive rights, are transferable in all ways permitted by law.

2.	Transfers of new shares may not be effectuated before the capital increase has been registered in the Mercantile Register.

3.	The shares will be transferred by way of book entries.

4.	The registration of the transfer in favour of the acquirer will have the same effects as the transfer of stock certificates.

5.	The creation of limited in rem rights or any other encumbrance on the shares must be entered in the corresponding account in the book-entry records.

6.	Entry of a pledge is the equivalent of transfer of possession of an ownership certificate.

Article 12.         Uncalled contributions

1.	When there are shares that are partially paid up, the shareholder must pay at the time determined by the board of directors, within a maximum term of five years from the date of the resolution to increase capital. The form of said payment and other details of payment will be in accordance with the terms of the capital increase resolution.

2.	Without prejudice to the legally-contemplated consequences of delay, any late payment of pending contributions will accrue interest in favour of the Bank at the legal default rate from the due date, without need of judicial or extrajudicial demand. The Company in addition may exercise such actions as it may have by law under such circumstances.

Section 3. Increase and reduction of capital

Article 13.         Capital increase

1.	An increase of capital may be undertaken by issuing new shares or by raising the par value of those existing. In either case the consideration may consist of monetary contributions, in-kind contributions, including setoff of credits, or transformation of profits or reserves already appearing in the Company's net assets. Also, a capital increase may be carried out in part against new contributions and in part by transforming profits or reserves.

2.	Exclusion of pre-emptive rights by the general meeting must be resolved with the legally required majority. Pre-emptive rights will not arise for existing shareholders and holders of convertible debentures when the capital increase results from takeover of another company or all or a part of the assets and liabilities arising from the splitup of another company or conversion of debentures into shares.

3.	When the capital increase has not been fully subscribed within the term set for that purpose, capital will be increased by the amount effectively subscribed, unless otherwise provided in the resolution.

Article 14.         Authorised capital

1.	The general meeting, satisfying the requirements contemplated in applicable legislation, may delegate to the board of directors the authority to resolve, on one or more occasions, to increase capital, up to a specified amount, at the time and in the amount it decides and with authority to exclude or not exclude pre-emptive rights, without prior consultation with the general meeting, within the limits established by law.

Unless the delegation resolution otherwise provides, the board of directors will be authorised to issue voting or nonvoting common shares or redeemable shares.

2.	The general meeting also may delegate to the board of directors authority to indicate the dates on which an already-adopted resolution to increase capital is to be effectuated in the resolved amount, and to fix the terms of that resolution in respect of all matters not provided for by the meeting, always within the maximum term contemplated by law.

Article 15.         Reduction of capital

1.	A reduction of capital may be achieved by decreasing the par value of shares, by redeeming them or by combining them for exchange. The purpose of the reduction in any event may be reestablishment of the balance of capital and decreased equity of the Company resulting from losses, establishment or increase of the legal reserve or voluntary reserves, repayment of the value of contributions or forgiveness of the obligation to make pending contributions.

2.	In the event of reduction of capital by repayment of the value of contributions, payment to the shareholders may be made wholly or partially in kind, provided that the conditions contemplated in section 2 of 0 below are satisfied.

Article 16.         Mandatory redemption

1.	The general meeting may, in accordance with the provisions of applicable legislation, resolve to reduce capital to redeem a group of shares, provided that that group is defined on the basis of substantive, uniform and non-discriminatory criteria. In that case it will be required that the measure be approved by both a majority of the shares of the shareholders in the affected group and by a majority of the shares of the other shareholders remaining in the Company.

2.	The amount to be paid by the Company may not be less than the value of the shares determined by a statutory auditor, other than the Company's auditor, appointed for that purpose by the Mercantile Register in the manner contemplated in applicable legislation.

Section 4. Issue of debentures and other securities

Article 17.         Issue of debentures

1.	The Company may issue debentures in accordance with the terms established by law.

2.	The board of directors will have authority to resolve to issue and arrange for admission to trading of debentures, as well as to resolve to grant guarantees for the debenture issue, provided said securities are neither convertible into shares nor entitle the holder to share in the Company's profits.

3.	The general meeting of shareholders will have authority to resolve to issue debentures that are convertible into shares or debentures that entitle the holder to share in the Company's profits.

The general meeting may delegate authority to the board of directors to issue debentures that fall within its authority according to the law. The board may exercise that authority on one or more occasions, over a maximum term of five years.

The general meeting also may authorise the board to determine the time the resolved issue is to occur, and to fix the other terms not contemplated in the meeting resolution.

Article 18.         Convertible and exchangeable debentures

1.	Convertible and/or exchangeable debentures may be issued at a fixed (determined or determinable) exchange ratio or by reference to a variable. The issue resolution will determine whether the authority to convert or exchange lies in the debentureholder or the Company or, if applicable, the conversion will occur on a mandatory basis at a given time.

2.	Shareholders’ pre-emptive rights involving the issuance of convertible debentures may be withheld under the terms provided by law.

Article 19.         Other securities

The board of directors will have authority to issue the notes, warrants, preferred interests, subordinated debt or other securities different from those contemplated in the preceding articles, in compliance with the requirements established in the applicable regulations, provided said securities are neither convertible into share nor entitle the holder to a share in the Company's profits.

CHAPTER II.             CORPORATE BODIES

Section 1. Corporate bodies and distribution of authority

Article 20.         Corporate bodies

The governing bodies of the Company are the general shareholders meeting and the board of directors.

Article 21.         Distribution of authority

1.	The general meeting has authority to decide regarding all matters attributed to it by law or these bylaws. In particular, merely by way of example, it has authority:

a)	to appoint and remove directors, and ratify or revoke temporary appointments of directors made by the board itself;

b)	to appoint and remove the liquidators and auditors;

c)	to approve the annual accounts, the allocation of results, and corporate management, and if applicable also to approve the consolidated annual accounts;

d)	to resolve to distribute dividends;

e)	to resolve to issue debentures and securities which fall within its authority according to the terms of the law;

f)	to resolve to increase or reduce capital;

g)	to resolve the merger, split-up, transformation, bulk transfer of assets and liabilities and transfer of registered office abroad;

h)	to approve the regulation of the functioning of the General Meeting;

i)	to resolve the amendment of the bylaws;

j)	to authorise the board of directors to increase capital and issue debentures or other analogous debt instruments for which the general meeting has authority in accordance with the provisions of applicable legislation and these bylaws;

k)	to authorise the acquisition of own shares;

l)	to resolve to list the Company's shares on any organised secondary market;

m)	to transfer essential activities until then undertaken by the Company itself to subsidiary companies, even if the Company maintains full ownership thereof. The essential nature of activities will be presumed when the volume of the transaction exceeds twenty-five percent of the total assets on the balance sheet;

n)	to approve, if applicable, the acquisition, disposal or contribution to another Company of essential assets. The essential nature of the asset will be presumed when the amount of the transaction exceeds twenty-five percent of the value of the assets appearing on the last approved balance sheet;

o)	to resolve the winding up of the Company, approve the final liquidation balance sheet as well as transactions the effect of which is equivalent to liquidation of the Company;

p)	to decide on matters submitted to it by resolution of the board of directors;

q)	to decide on the elimination of, or restrictions on, preferential subscription rights, notwithstanding the possibility of delegation to the directors on the legally established terms;

r)	to approve the director remuneration policy, in accordance with the provisions of applicable law, as well as to decide on the application of remuneration systems involving the delivery of shares or rights in respect of such shares, as well as any other remuneration system that is indexed to the stock market value, regardless of the beneficiary of such systems; and

s)	to issue, in accordance with the Corporations Act, instructions to the board of directors or submit to its authorisation the adoption by the board of directors of decisions or resolutions on certain management matters.

2.	Powers not attributed to the general meeting by law or these bylaws rests with the board of directors.

Section 2. The general meeting of shareholders

Article 22.         Kinds of general meetings

1.	General meetings may be ordinary or extraordinary.

2.	The ordinary general meeting necessarily meets within the first six months after the close of the financial year, to review corporate management, if applicable to approve the accounts for the preceding financial year and to resolve on allocation of profits, and if applicable to approve consolidated accounts, without prejudice to its competence to consider and decide regarding any other matter appearing on the agenda. The ordinary general meeting nonetheless will be valid even if called or held outside the aforesaid time limit.

3.	Any meeting other than as contemplated in the preceding section will be considered to be an extraordinary general meeting.

4.	All meetings, whether ordinary or extraordinary, are subject to the same rules of procedure and authority.

Article 23.         Call of general meeting

1.	Call of the general meeting corresponds to the board of directors in accordance with the provisions of applicable legislation.

The notice of the call will be disseminated at least by way of publication in the Official Gazette of the Mercantile Register, on the Company's website (www.bankia.com), and on the website of the National Securities Market Commission, at least one month prior to the date set for the meeting. It will state the date by which a shareholder must have registered its shares in its name in order to participate in voting at the general meeting, in accordance with article 24 of these Bylaws, the place and manner of obtaining the full text of the documents and proposed resolutions, and the URL of the Company's website on which the information will be available. The notice will include the legally contemplated steps the shareholders must follow to participate and vote in the general meeting.

Extraordinary general meetings may be called with prior notice of at least fifteen days, provided that the preceding ordinary general meeting has so provided by resolution approved by two thirds of the subscribed voting capital.

2.	Shareholders representing at least three percent of share capital may, only for ordinary general meetings, request that a supplement to the call of the meeting be published including one or more points on the agenda. For these purposes, the shareholder must indicate the number of shares it owns or represents. This right must be exercised by certifiable notice to be received at the registered office within the five days following publication of the call, the new points presented by the shareholders necessarily being accompanied by an explanation or, if applicable, a proposed resolution with an explanation. The supplement to the call must be published at least fifteen days before the scheduled meeting date.

3.	Also, shareholders representing at least three percent of capital may, within the same term as required in the preceding subsection, present supported proposed resolutions regarding matters already included or that should be included on the agenda for the meeting called. The Company must ensure that these proposed resolutions and the attached documentation, if any, are circulated among the other shareholders.

Article 23. bis.  INFORMATION PRIOR TO GENERAL MEETING

From publication of the call to the holding of the meeting, the Company on its website will make available to the shareholders, inter alia, the following information:

a)	Notice of call.

b)	Total number of shares and voting rights on the date of the call, broken down by classes of shares.

c)	Documents that must be presented to the general meeting, in particular the reports of directors, statutory auditors and independent experts.

d)	Complete text of the proposed resolutions, regarding each and every one of the points on the agenda or, as regards those points that are of a merely informational nature, a report of the competent bodies, commenting on each of those points, including any proposed resolutions presented by the shareholders.

e)	In the case of appointment, ratification or reelection of a director, his identity, CV stating the type of director, and the appointments and responsible management committee’s report or proposal. In the case of a legal person, the information must include information on the individual that is to be appointed for permanent exercise of the functions inherent in the position.

f)	Forms that are to be used to vote through proxies or remotely.

ARTICLE 23 TER.  RIGHT TO INFORMATION

1.	Shareholders may ask directors for any information or clarification regarding the items of the agenda that they may deem necessary, as well as regarding the information provided by the Company to the CNMV, or submit in writing any questions that they may deem relevant up to the fifth day prior to the date scheduled for the meeting.

2.	During the general meeting, the Company’s shareholders may orally request any information or clarification regarding the items of the agenda that they may deem necessary, as well as regarding the information provided by the Company to the CNMV. If the shareholders’ right cannot be satisfied at that moment, the directors must provide the information in writing.

3.	Valid requests for information or clarification or questions submitted in writing, and the board of directors’ answers provided in writing, shall be included on the Company’s website.

Article 24.         Right of attendance

1.	The holders of 500 or more shares registered in their names in the corresponding records five days in advance of the date a general meeting is to be held will be entitled to attend the meeting, whether it is an ordinary or an extraordinary general meeting.

Holders of lower numbers of shares may grant a proxy to another person with the right to attend, or pool together with other shareholders who are in the same situation, until they reach at least that number, appointing a representative from amongst themselves. The group must be formed specifically for each general meeting of shareholders and be recorded in writing.

Shareholders in default on the payment of pending contributions will be entitled to attend general meetings, but will not be entitled to exercise their right to vote. The amount of their shares will be deducted from share capital for the purpose of computing the quorum.

2.	To attend the general meeting it will be necessary to use the corresponding nominative attendance card, which must state the number of shares held and which will be issued by reference to the list of shareholders having that right.

3.	Directors must attend the general meetings, without prejudice to their attendance not being necessary for valid holding of the meeting.

4.	The chairman of the general meeting may authorise attendance at the meeting of any person he deems appropriate. The general meeting, however, may revoke that authorisation.

5.	Shareholders who are entitled to attend may vote on the proposals concerning items on the agenda of any kind of general meeting in accordance with the provisions of these bylaws.

Article 25.         Proxies and online attendance at general meeting

1.	Every shareholder may be represented at the general meeting by another person, even if not a shareholder, by complying with the requirements and formalities established in these bylaws and, if applicable, by law. Individual shareholders who are not in full exercise of their civil rights and shareholders that are legal persons may be represented by those exercising legal representation thereof, duly accredited. In any event, without prejudice to the right of a shareholder to appoint a proxy, replacement of the proxy by a third person is prohibited.

In addition, proxies may be granted by distance communication means that meet the requirements set forth in these Bylaws and the law.

2.	In addition, any shareholder will be entitled to online attendance at general meetings by way of online resources duly guaranteeing the identity of the shareholder, as specified in article 31 below, on the terms of the general meeting regulations.

3.	Proxies are always revocable. Attendance at the general meeting by the represented shareholder, whether personally or by that shareholder's having cast a remote vote, will constitute revocation of the proxy granted, whatever the date thereof.

4.	When proxies are granted or notice thereof is given to the Company remotely, they will only be valid if made:

a)	by in-person or mailed delivery to the Company of the attendance card and the proxy, duly signed, or by other written means that, in the judgment of the board of directors stated in a resolution adopted for that purpose, allows due verification of the identity of the shareholder granting the proxy and of the proxy appointed, or

b)	by way of electronic correspondence or communication with the Company, to which electronic copies of the attendance card and proxy are attached, specifying the proxy granted and the identity of the grantor of the proxy, and incorporating the electronic signature or other kind of identification of the shareholder granting the proxy, on the terms set by the board of directors.

5.	Shareholders may establish and be part of Associations of Shareholders of the Company provided that they comply with all the legal requirements for their creation and operation.

Article 26.         Place and time of meeting

1.	General meetings will be held in the place stated in the call, within the municipality in which the Company's registered office is located. Nevertheless, the meeting may be held in Madrid if so provided by the board of directors when issuing the call.

2.	General meetings may be attended either by going to the place it is to be held or, if applicable, to another place made available by the Company, as indicated in the call, with a link to the former by a videoconference system allowing recognition and identification of those in attendance, uninterrupted communication among those in attendance regardless of where they are, as well as addressing the meeting and casting votes. The principal meeting site must be located in the municipality specified in paragraph 1 of this article, which shall not be required for the other meeting sites. Those attending at any of the sites will, for all purposes related to the general meeting, be treated as having attended the same single meeting. The meeting will be deemed to have been held at the principal site.

3.	If the call does not state the place the meeting is to be held, it will be understood that the meeting will be held at the registered office.

Article 27.         Quorum for general meeting

1.	Except as provided in section 3 of this article 27, there will be a quorum for the general meeting, whether ordinary or extraordinary, on first or second call when the shareholders present or represented hold the percentage of voting capital established by law.

2.	In particular, if the meeting is called upon to deliberate on amendments to the bylaws, including capital increases and decreases, on the transformation, merger, spin-off, bulk assignment of assets and liabilities and the transfer of the registered office abroad, on the issue of debentures that fall within the authority of the general meeting according to the terms of the law, or on the elimination of, or restrictions on, preferential subscription rights, it will be necessary, on first call, for shareholders representing at least fifty percent of the subscribed voting capital to be present. If there is not a sufficient quorum, the general meeting will be held on second call, it being sufficient that twenty-five percent of the aforesaid capital be in attendance.

3.	If, in order to adopt a resolution validly as regards one or more points on the agenda of the general meeting, the attendance of a specific quorum is required by applicable regulations or these bylaws, and that quorum is not achieved, the agenda will be reduced to the other points thereof not requiring the indicated quorum to validly adopt resolutions.

4.	Without prejudice to the provisions of the preceding section, the general meeting will be understood to be validly held on a universal basis to consider any matter, without need of a prior call, provided that all share capital is present in person or by proxy and those attending unanimously accept the holding of the meeting.

The universal meeting may be held at any place within Spanish territory or abroad.

5.	Absences occurring after a quorum has been established for a general meeting will not affect the holding thereof.

6.	To validly establish a quorum for a meeting, even if it is held on a universal basis, it will not be necessary for the directors of the Company to attend, without prejudice to their duty as contemplated by law.

Article 28.         General meeting officers

1.	The general meeting officers will be its chairman and secretary.

2.	The general meeting will be chaired by the chairman of the board of directors.

3.	The chairman will be assisted by the secretary of the meeting. The secretary of the board of directors will be the secretary of the general meeting.

4.	The chairman will have authority to determine that there is a quorum for the meeting, lead the deliberations, resolve such doubts as may arise regarding the agenda, end the debate when he considers a matter to have been sufficiently discussed, declare the results of votes and, in general, all such authority as may be necessary for the best organisation and functioning of the general meeting.

Article 29.         List of attendees

1.	Before addressing the agenda, the list of attendees will be prepared. It will state the names of the shareholders present and those represented and their representatives, as well as the number of shares with which they attend.

At the end of the list the number of shareholders present in person or by proxy will be stated, identifying those casting their votes remotely, as will the amount of share capital they represent, stating the amount of capital corresponding to shareholders entitled to vote.

For quorum purposes, non-voting shares will only be counted under the specific circumstances established by law.

2.	The chairman of the general meeting may authorise such scrutineers as he deems to be necessary for preparation of the list of attendees. The chairman will appoint the scrutineers.

3.	If the list of attendees does not appear at the beginning of the minutes of the general meeting, it will be attached thereto in the form of an annex signed by the secretary, with the approval of the chairman.

4.	The list of attendees may also be prepared as a computer file or added to computerised media. In such cases the media used will be specified in the minutes and the sealed container of the file or media will contain the appropriate identification signed by the secretary with the approval of the chairman.

5.	In the case of a universal meeting, the list of attendees will be stated in the minutes, followed by the signature of each of them, after the date and place of the meeting and the agenda.

6.	The list of those in attendance may be consulted during the meeting by any shareholder entitled to attend, without its intention to do so requiring delay or deferral of the normal conduct of the meeting, once the chairman has declared the meeting to have been legally constituted, and without a reading of the aforesaid list or delivery of copies thereof being required.

Article 30.         Deliberations of general meeting

1.	Once the list of attendees has been prepared, the chairman, if applicable, will declare the general meeting to be validly constituted and will determine whether it may consider all matters on the agenda or, otherwise, the matters in respect of which the meeting may deliberate and resolve.

2.	The chairman will submit the matters on the agenda for deliberation as they appear thereon, and will lead the debate in order for the meeting to proceed in an orderly manner.

3.	Any person entitled to attend may speak at least once regarding each of the points on the agenda, although the chairman of the general meeting may establish the order of speakers and at any time set the maximum time allowed thereto.

4.	Once the chairman considers a matter to be sufficiently debated, he will submit it to vote.

Article 31.         Manner of adopting resolutions

1.	Each of the matters on the agenda will be voted on individually. Notwithstanding the foregoing, matters must be voted on separately if they are substantially independent of each other. In any event, even if they appear in the same point of the agenda, the following must be voted on separately: (i) the appointment, ratification, re-election or removal of directors and (ii) in the amendment of the bylaws, that of each article or group of articles that are independent of each other.

Aside from the aforesaid point, the chairman of the meeting may determine that proposals corresponding to various points on the agenda will be voted on together, in which case the result of voting will be understood to be individually reproduced for each proposal, if none of those in attendance states its intention to change its vote in respect of any of them. Otherwise, the minutes will reflect the changes of votes stated by each of those in attendance, and the result of the voting corresponding to each proposal as a result thereof.

2.	The chairman will lead the meeting and will submit the matters on the agenda for deliberation as they appear thereon, and will lead the debate in order for the meeting to proceed in an orderly manner.

3.	The chairman of the general meeting has authority to specify the system of voting he deems to be most appropriate, and lead the corresponding process. He may be assisted for that purpose by such scrutineers as he freely appoints. In particular, the chairman may decide that voting will be by a show of hands. If there is no objection, a resolution may be deemed to have been adopted by unanimous consent.

4.	Voting will always be public.

5.	The vote on proposals regarding points included in the agenda may be delegated by the shareholder by mail or electronic correspondence or by any other remote method of communication, provided the identity of the person delegating its voting right and the security of the electronic communications.

In order to cast votes by mail, shareholders must complete the corresponding section of the attendance card provided to them, and arrange for it to reach the Company's domicile before midnight of the third day prior the day set for holding the meeting on first call.

6.	Without prejudice to the provisions of the preceding sections, resolutions may be adopted by the general meeting using any remote means of communication, provided that the identity of those voting and the integrity of the sense of their votes are duly guaranteed, and no shareholder opposes so proceeding. The Company may authorise remote attendance at the meeting by way of simultaneous remote resources and the issue of remote electronic votes during the holding of the meeting, in which case these matters will be governed by the provisions of the general meeting regulations.

The general meeting regulations may delegate the regulation of all necessary procedural matters to the board of directors, such regulation to respect the law, the articles and the meeting regulations.

7.	Under the circumstances referred to in section 5 above, the directors may stipulate that the addresses and proposals of resolutions that, in accordance with the law, are intended to be submitted by the persons who will attend by online means must be submitted to the Company forty-eight hours before the meeting is held.

8.	Answers to shareholders exercising their information right during the meeting, if it is not possible to meet the shareholder's request at that time, will be given in writing during the seven days following the end of the meeting.

9.	Shareholders that are entitled to attend may vote on proposals concerning items on the agenda of any general meeting by way of:

a)	in-person or mailed delivery to the Company of the attendance card and the proxy, duly signed, or by other written means that, in the judgment of the board of directors stated in a resolution adopted for that purpose, allows due verification of the identity of the shareholder casting the vote, or

b)	electronic correspondence or communication with the Company, to which electronic copies of the attendance card and vote are attached, containing the electronic signature or other form of identification of the shareholder, on the terms set by the board of directors in a resolution adopted for that purpose to give this system of voting appropriate guarantees of authenticity and identification of the shareholder casting the vote.

10.	To be valid, a vote cast using any of the aforesaid resources must be received by the Company at the corporate headquarters or, if applicable, at the address specified in the call of the general meeting, before midnight on the third day prior to the date set for holding the meeting on first call. In the resolution calling the meeting in question, the board of directors may reduce the aforesaid period, publicising it as it would the notice of the call.

11.	Shareholders casting remote votes, on the terms indicated in this article, will be deemed to be present for purposes of the quorum for the meeting in question. As a result, appointments of proxies made by them before the vote will be deemed to be revoked, and proxies granted subsequently will be taken not to have been extended.

12.	A remote vote referred to in this article will be invalidated by physical attendance of the shareholder that cast it at the meeting or transfer of the shares known to the Company.

13.	The board of directors may develop the foregoing provisions, establishing the instructions, rules, measures and procedures for documenting the casting of votes and grant of proxies by remote means, in accordance with the state of the art and, if applicable, the regulations issued for this purpose and the provisions of these bylaws.

Further, the board of directors, to avoid possible duplication, may adopt the measures necessary to ensure that one casting a remote vote or remotely appointing a proxy is duly authorised to do so under the provisions of these bylaws.

The procedural rules adopted by the board of directors by virtue of the provisions of this section will be published on the Company's website.

14.	The general meeting regulations may provide that the board of directors has authority, while respecting the law, to regulate the bylaws and the meeting regulations, as regards all necessary procedural matters, inter alia including the minimum time in advance of the meeting by which a connection must be established in order to consider a shareholder to be in attendance, the procedure and rules applicable for shareholders attending remotely to exercise their rights, the time in advance of constitution of the meeting by which any submissions and proposed resolutions those attending remotely wish to formulate must be sent, the identification requirements imposed on those attending remotely and the treatment thereof within the scheme for preparing the list of those in attendance.

Article 32.         Adoption of resolutions

1.	With the exception of matters for which the law establishes a qualified majority, the majority necessary to adopt a resolution, on both first and second call, will be a simple majority of the votes of shareholders present at the meeting, in person or by proxy, so the resolution will be deemed to have been adopted when there are more votes in favour than against from those present in person or by proxy at the general meeting.

2.	Those attending the general meeting will be entitled to one vote for each share they hold or represent. Non-voting shares will have this right under the circumstances contemplated by law.

A shareholder of the Company will be in a situation of conflict of interest and may not exercise the voting right corresponding to its shares when the purpose of the resolution to be adopted is:

a)	to release an obligation of or grant a right to the aforesaid shareholder;

b)	to provide the aforesaid shareholder with any kind of financial assistance, including extending guarantees in its favour; or

c)	to excuse the aforesaid shareholder from the obligations deriving from the duty of loyalty legally established for directors.

3.	Once the resolution has been submitted to vote and the votes have been tabulated, the chairman will declare the result, if applicable stating that the resolution has been validly adopted.

a)	The resolutions adopted and the results of votes will be published on the Company's website on the terms contemplated by law.

b)	For each resolution submitted to voting of the general meeting, the following must be determined: the number of shares in respect of which valid votes have been cast, the proportion of share capital represented by those votes, the total number of valid votes, the number of votes for and against each resolution and, if applicable, the number of abstentions.

Article 33.         Minutes of general meeting

1.	The secretary of the meeting will prepare minutes of the meeting which, once approved, will be included in the corresponding minutes book.

2.	The minutes must set forth the resolutions adopted, which will reflect the number of shares in respect of which valid votes have been cast, the proportion of share capital represented by those votes, the total number of valid votes, the number of votes for and against each resolution and, if applicable, the number of abstentions.

3.	The minutes of a meeting may be approved by the meeting itself immediately thereafter or, otherwise, by the chairman and two scrutineers, one representing the majority and the other the minority, within fifteen days.

4.	The board of directors may require the presence of a notary to prepare the minutes of the meeting, and will be required to do so in those cases in which it is so established by law. Notarial minutes need not be approved.

5.	Any shareholder voting against a given resolution will be entitled to have its opposition to the adopted resolution noted in the minutes of the general meeting.

Section 3. Board of directors

Article 34.         Structure of administration body

1.	The Company will be administered by a board of directors.

2.	The board of directors will be governed by the legal regulations applicable to it and by these articles. Also, the board will approve board of directors regulations which will contain rules for the internal functioning and governance of the board, the positions therein and delegated, supervisory and control committees thereof, as well as the rules of conduct for their members. The board regulations will be based on good corporate governance practices in the business sector. The approval of the board of directors regulations and amendments thereof will be reported to the general meeting.

Article 35.         Administration and supervision authority

1.	The board of directors will have the broadest authority to administer the Company and, except for such matters as are reserved to the general meeting, in accordance with the provisions of applicable legislation and these articles of association, is the highest decision-making authority of the Company. The foregoing is without prejudice to the delegated and other authority given by these articles to the chairman of the board of directors.

2.	The board will assume, without delegation, such authority as is legally reserved directly to it, and such other authority as may be necessary for responsible exercise of the general supervision function.

Article 36.         Powers of representation

1.	The power of representation of the Company, judicial and extrajudicial, corresponds to the board of directors, which will adopt its resolutions collectively and ordinarily will act through its chairman. The chairman also will hold power of representation of the Company. The board also may act through any other director to whom it delegates that authority.

2.	The secretary of the board and, if applicable, the assistant secretary, will have the representation authority necessary to arrange for attestation as public documents and request registration of the resolutions of the general meeting and the board of directors.

3.	The provisions of this article are without prejudice to any such other general and special delegations and grants of power of attorney as may be made.

ARTICLE 36 BIS.   NON-DELEGABLE RESPONSIBILITIES OF THE BOARD

1.	Without prejudice to the responsibilities acknowledged in these bylaws, the board of directors shall have the following non-delegable responsibilities:

a)	The approval of the strategic or business plan, as well as the management objectives and annual budget, the investment and financing policy, the corporate social responsibility policy and the dividend policy, assuming responsibility for administration and management of the Company and overseeing the application of its strategic objectives, its risk strategy and its internal governance.

b)	The determination of the general strategies and policies of the Company, in particular the policy for control and management of risk, including tax risk, and supervision of the internal reporting and control systems, as well as ensuring the integrity of the accounting and financial reporting systems, including financial and operational control and compliance with applicable legislation.

c)	The determination of the corporate governance policy for the Company and the group of which it is the controlling Company; as well as regular supervision, control and evaluation of the effectiveness of the corporate governance system and the adoption of appropriate measures to correct any deficiencies; organisation and functioning of the board of directors, in particular approval and modification of its own regulations.

d)	The approval of the financial information that, by reason of its status as a listed Company, the Company must publish periodically, supervising the process of disclosure of information and the communications related to the Company.

e)	Making any kind of report legally corresponding to the board of directors, provided that the matter covered by the report is nondelegable.

f)	The definition of the structure of the corporate group of which the Company is the controlling entity.

g)	The approval of all kinds of investments and operations which, due to their high value or special characteristics, are strategic in nature or have high tax risk, unless their approval is the remit of the general meeting.

h)	The approval of the creation or acquisition of holdings in special purpose vehicles or entities domiciled in countries considered to be tax havens, as well as any other transactions or operations of a similar nature which, due to their complexity, may undermine the transparency of the Company and its group.

i)	The approval, after obtaining a report from the audit and compliance committee, of operations carried out with directors by the Company or companies in its group in which there can be a conflict of interest, or with shareholders who, either individually or together with others, hold a significant holding, including shareholders represented in the board of directors of the Company or of other companies in the same group or with persons related to them. Affected directors or directors representing, or who are related to, the affected shareholders must abstain from taking part in the deliberation and vote of the resolution in question. Only transactions simultaneously having the three following characteristics are exempt from this approval:

1.	They must be carried out under standard-form contracts which apply en masse to a large number of clients.

2.	They must be carried out at prices or rates which are established generally by the supplier of the good or service in question, and

3.	Their value must not exceed one percent of the Company’s annual income.

j)	The supervision of the actual operation of the committees created by it and of the actions of the delegated bodies as well as, when so envisaged by the law, of the officers appointed by it, in all cases including senior management.

k)	The policy on treasury shares.

l)	The calling of general meetings and preparation of the agenda and the proposal of resolutions.

m)	Decisions relating to directors’ remuneration, in accordance with the provisions of these bylaws, and with the remuneration policy, where applicable as approved by the general meeting.

n)	The determination of the tax strategy of the Company.

o)	The authorisation or waiver of the obligations deriving from the duty of loyalty as provided by law.

p)	Formulation of the annual accounts and their presentation to the general meeting.

q)	The appointment and removal of chief executive officer of the Company, as well as the establishment of the terms of the chief executive officer´s contract.

r)	Appointment and removal of the executives reporting directly to the board or any of its members, as well as establishment of the basic terms of their contracts, including their remuneration.

s)	The authorities the general meeting has delegated to the board of directors, unless expressly authorised by it to subdelegate them.

2.	In the terms envisaged in the applicable law, in the event of a duly justified situation of urgency, decisions relating to the above matters may be taken by the delegated persons or bodies, and must be ratified by the first board of directors meeting held after adoption of the decision.

Article 37.         Number of directors

1.	The board of directors will be comprised of a minimum of 5 and a maximum of 15 members.

2.	The general meeting sets the number of board members within the range established in the preceding paragraph. For this purpose it will act directly by setting that number by express resolution, or indirectly, by providing for vacancies or appointing new directors, within the maximum established in the preceding section.

Article 38.         CATEGORIES of directors

1.	The general meeting will see to it that the board of directors is so comprised that non-executive directors represent a broad majority over executive directors, and among the non-executive directors there is a reasonable number of independent directors. The general meeting also will see to it that the number of independent directors represents at least one half of all directors.

2.	The provisions of the preceding section do not affect the independence of the general meeting, or decrease the effectiveness of the proportional system, which will be of mandatory application when there is grouping of shares as contemplated by law.

3.	For purposes of the provisions of these bylaws, the terms non-executive director, proprietary director, independent director and executive director will have the meanings given thereto by applicable regulations.

4.	The directors will be liable to the Company, the shareholders and the creditors of the Company for any damage they cause through acts or omissions contrary to the law or these bylaws, or carried out in violation of the duties inherent in their office.

5.	All the members of the board of directors that took the action or passed the resolution causing damage will be jointly and severally liable, except those who prove that, not having participated in adoption and implementation thereof, they were unaware of its existence or, if they were aware of it, did everything appropriate to avoid the damage or at least expressly opposed it.

6.	The fact that the damaging resolution or action was adopted, authorised or ratified by the general meeting in no case will result in exoneration from liability.

Article 39.         Term of office

1.	Directors will serve for a term of four years and may be re-elected one or more times for periods of the same duration. The appointment of the directors will lapse when, the term having concluded, the following general meeting has been held or the legal term for calling the meeting that is to resolve on approval of the accounts for the preceding financial year has passed.

2.	The appointment of directors appointed by co-option will be understood to have been made and they will remain in office up to the date of the first following general meeting, included, without prejudice to the authority of the general meeting to re-elect them. Also, if there is a vacancy after the general meeting is called and before it is held, the board of directors may appoint a director until the holding of the following general meeting.

Article 40.         Subjective conditions for being a director

1.	In order to be appointed as a member of the board of directors it will not be necessary to be a shareholder. The members of the board of directors must satisfy the requirements of banking regulation to be considered to be honourable persons suitable for exercise of that function. In particular, they must be of high commercial and professional integrity, have knowledge and experience appropriate to the performance of their duties and be willing to exercise good governance of the Company. Supervening failure to satisfy those requirements will be grounds for removal of the director.

2.	If a legal person is appointed as a member of the board of directors, it must designate a single individual to exercise the functions of a director. In this case both the individual and the legal person are required to fulfil the requirements of banking regulation established in the preceding paragraph. Supervening failure of the individual representative to satisfy these requirements will not be grounds for removal of the legal person that is a director, provided that the individual representing it is replaced within a term of ten days.

Article 41.         Meetings of board of directors

1.	The board of directors generally will meet once each month. It further will meet as often as called by its chairman, on his own initiative or on request of one of the independent directors, which may request inclusion of matters on the Agenda. In the latter case the chairman will call the extraordinary meeting within a maximum term of three business days after receipt of the request, to be held within the three following business days, including the agenda items to be considered at the meeting.

2.	The board of directors will be called by individual notice, stating the agenda for the meeting in sufficient detail. This notice will be sent by fax, e-mail or letter to each of the directors, at least 5 days in advance of the date contemplated for the meeting, unless, in the judgment of the chairman, the urgency of the matters to be considered requires an urgent call, which will be made by telephone, fax, e-mail or any other remote means, sufficiently in advance to allow the directors to fulfil their duty to attend.

3.	The board of directors may validly meet when a majority of its members attend the meeting, personally or by proxy, at the place contemplated in the call. The board also may validly meet without need of a call if the holding of the meeting is unanimously accepted by those present in person or by proxy.

4.	Board of directors meetings may also be held by videoconference, multiple telephone conference or other such comparable means as may exist in the future, unless 4 directors state their opposition to using them. Under these circumstances resolutions will be deemed to have been adopted at the corporate headquarters.

5.	The board of directors also may adopt its resolutions in writing (including by fax or e-mail with prior and subsequent sending of the originals by mail), without need of holding a physical meeting, if none of the directors opposes so proceeding.

Article 42.         Adoption of resolutions by board of directors

1.	With the exception of those matters for which the law establishes a qualified majority, resolutions of the board of directors will be adopted by absolute majority of the directors present at the meeting in person or by proxy. In the event of a tie, the chairman will have a casting vote.

2.	Each board member has one vote.

3.	The directors must personally attend meetings of the board. When they cannot do so personally, all directors may cast their votes and extend proxies to another director, although non-executive directors may only extend proxies to another executive director. Proxies will be granted on a special basis for the meeting of the board of directors in question. Notice thereof may be given in any of the ways contemplated in the section 2 of the preceding article.

4.	The chairman, chief executive officer and secretary of the board will be permanently authorised, jointly and severally, to arrange for attestation as public documents of the resolutions of the board of directors, all without prejudice to the provisions of article 36.2 of these bylaws and the express authorisations contemplated in the applicable regulations.

Article 43.         Board of directors minutes

1.	The minutes of the board of directors meeting will be prepared by the secretary of the board and, in his absence, by the assistant secretary, if any. In their absence the minutes will be prepared by the person appointed by those in attendance as the secretary for the meeting.

2.	The minutes will be approved by the board itself, at the end of the meeting or at the immediately following meeting.

Article 44.         Positions on and committees of board of directors

1.	The board of directors will, after obtaining a report from the appointments and responsible management committee, appoint its chairman, the term of office of which will be indefinite for so long as the chairman remains a director, with no limits on reelection.

The chairman of the board of directors, in addition to having the power of representation referred to in article 36, will be the executive chairman of the Company, and will have the authority granted thereto for that purpose by the board of directors, in particular authority to propose appointment of the top level executives of the Company, and to authorise any other appointments within the Company. The authority delegated to the chairman may be granted by the board of directors by way of power of attorney.

The chairman of the board of directors will be the chief executive of the Company and will have the maximum authority necessary for exercise of that position, without prejudice to the authority, if any, corresponding to the chief executive officer, having the following authority, in addition to the other authority granted in these bylaws:

a)	to see to overall compliance with the bylaws and implementation of the resolutions of the general meeting and the board of directors,

b)	to exercise top-level oversight of the Company and all of its departments,

c)	to head the Company's management team, always in accordance with the decisions and criteria set by the general meeting and board of directors within the scope of their respective authorities,

d)	together with the chief executive officer, to handle matters related to ordinary management of the Company,

e)	to propose to the board of directors, after obtaining a report from the appointments and responsible management committee, the appointment and removal of the chief executive officer,

f)	to call and chair the meetings of the board of directors, setting the agenda and directing discussions and deliberations,

g)	to chair general meetings of shareholders,

h)	to ensure that directors receive sufficient information in advance to deliberate on the points of the agenda, and

i)	to encourage debate and the active participation of the directors during meetings, safeguarding their right to freely choose their position.

When the chairman of the board is the chief executive of the Company, the board of directors may appoint, from among the independent directors, on proposal of the appointments and responsible management committee, a lead independent director who will gather all questions and concerns communicated thereto by the non-executive directors, and may request call of the board of directors and inclusion of points on the agenda. In particular, in addition to other functions that rest with said director by law, the lead independent director will chair the board of directors in the absence of the chairman, will voice the concerns of the non-executive directors, organising the possible common positions of the independent directors, and serving as an intermediary or spokesman for such common positions; maintain contact with investors and shareholders to know their points of view and in order to form an opinion on their concerns on the terms set out in the Corporate Policy on information, communication and contacts with shareholders, institutional investors and voting advisors approved by the entity, in particular, in relation to the corporate governance of the Company; coordinate the chairman succession plan; and manage the evaluation of the chairman's performance of his functions.

The term of office as the lead independent director will be three years, with no successive reelection. Status as the lead independent director will cease by expiration of the term for which said director was appointed, when the director ceases to be a director, The structure, functions and operating rules of these committees will be governed, to the extent not covered in these bylaws, by the board of directors regulations. when said director loses status as an independent director, or when so resolved by the board of directors upon proposal of the appointments and responsible management committee.

2.	Independently of the provisions of section 1 above, the board may appoint a chief executive officer, granting thereto such authority as it deems to be appropriate, to assist and report to the executive chairman regarding the progress of business and the matters within its competence.

3.	The granting to the chairman, the chief executive officer or any other member of the board of permanent executive authority, general or by sector, other than the collective supervision and decision-making inherent to a directorship, may be made by virtue of structural delegation, by general powers of attorney or by other contractual documents. The members of the board granted such authority will be deemed to be executive directors, in any event under the higher-ranking management of the executive chairman.

4.	The assigning or delegating resolution will determine the scope of the authority given to the chief executive officer, the remuneration corresponding thereto in this regard and any other terms and conditions of the relationship, which will be incorporated in an appropriate contract.

5.	Appointment of the chief executive officer will be for an indefinite term, for so long as the chief executive officer remains a director.

6.	The board of directors will, after obtaining a report from the appointments and responsible management committee, appoint a secretary and, optionally, an assistant secretary, capable of performing the duties inherent in those positions. The respective appointments may be of persons who are not directors, in which case they will act with voice but not vote. The assistant secretary will replace the secretary in cases of absence, unavailability, incapacity or vacancy.

7.	The board of directors may create and maintain an executive committee comprised of members of the board of directors. It must create an audit and compliance committee, an appointments and responsible management committee, a remuneration committee, risk advisory committee and a board risk committee, with decision-making authority.

The structure, functions and operating rules of these committees will be goverThe structure, functions and operating rules of these committees will be governed, to the extent not covered in these bylaws, by the board of directors regulations. ned, to the extent not covered in these bylaws, by the board of directors regulations.

8.	The board of directors also may create other committees, with such authority as the board of directors may determine.

9.	The board of directors annually will evaluate its performance and that of its committees and, based on the results, will propose an action plan correcting the deficiencies identified.

Article 45.         Executive committee

1.	An executive committee may be established, composed of a minimum of five and a maximum of seven directors. In any event, the number of members of the executive committee will be determined either directly by express resolution or indirectly by way of filling vacancies or appointment of new members within the established maximum.

2.	The adoption of resolutions permanently delegating any authority of the board of directors to the executive committee and appointing members of the permanent executive committee will require the favourable vote of at least two thirds of the members of the board of directors.

3.	The executive committee will have permanently delegated to it such legally delegable authority of the board of directors as it resolves to delegate to it.

4.	Resolutions of the executive committee will be adopted by absolute majority of the directors that are members of the committee, present in person or by proxy at the meeting, except for resolutions to delegate authority, which will be adopted by the legally required majority.

In the event of a tie, the chairman will have a casting vote.

5.	The board regulations will develop the rules governing the executive committee contemplated in this article.

Article 46.         Audit and compliance committee

1.	The audit and compliance committee will be composed exclusively of non-executive directors, the majority independent, with a minimum of three and a maximum of five, all of the foregoing without prejudice to attendance, when so expressly resolved by the members of the Committee, of other directors, including executive directors, senior managers and any employee. In any event the number of members of the audit and compliance committee will be determined either directly by express resolution or indirectly by way of filling vacancies or appointment of new members within the established maximum.

2.	The members of the audit and compliance committee will be appointed by the board of directors taking into account the knowledge, aptitude and experience in accounting, auditing or both areas of the directors and the tasks of the committee; the members of the committee, as a whole, must possess the relevant technical knowledge of the banking sector.

3.	The audit and compliance committee will be chaired by an independent director who, in addition, has knowledge, aptitude and experience in accounting, auditing or risk management. The chairman of the audit and compliance committee must be replaced every four years, and may be reelected after the term of one year elapses since he left office.

4.	The authority of the audit and compliance committee will be as provided by law, as well as the responsibilities and authority contemplated in the board regulations, or such others as the board of directors may resolve.

5.	The audit and compliance committee will meet as often as it is called by resolution of the committee itself or its chairman, and at least four times per year. Any member of the Company's management team or personnel that is requested to do so must attend its meetings and provide his or her cooperation and access to the information available to him or her. The statutory auditor also may be required to attend. One of its meetings must necessarily be used to evaluate the efficiency of and compliance with the Company's governance rules and procedures, and prepare the information the Board must approve and include in the annual public documentation.

6.	There will be a quorum for the audit and compliance committee with the attendance, in person or by proxy, of at least half of its members. It will adopt its resolutions by absolute majority of the members of the committee in attendance at the meeting, in person or by proxy. In the event of a tie, the chairman will have a casting vote. The members of the committee may extend proxies to other members. The resolutions of the audit and compliance committee will be maintained in a minutes book, each entry in which will be signed by the Chairman and the secretary.

7.	The board regulations will develop the rules governing the audit and compliance committee contemplated in this article.

ARTICLE 47.        APPOINTMENTS AND RESPONSIBLE MANAGEMENT COMMITTEE

1.	The appointments and responsible management committee will be composed of non-executive directors and a majority of independent directors, with a minimum of three and a maximum of five, all of the foregoing without prejudice to attendance, when so expressly resolved by the members of the committee, of other directors, including executive directors, senior managers and any employee. In any event, the number of members of the appointments and responsible management committee will be determined either directly by express resolution or indirectly by way of filling vacancies or appointment of new members within the established maximum.

2.	The members of the appointments and responsible management committee will be appointed by the board of directors, based on the knowledge, ability and experience of the directors and the responsibilities of the committee.

3.	The appointments and responsible management committee will be chaired by an independent director appointed by the board of directors. The chairman of the committee must be replaced every four years, and may be reelected one or more times for terms of the same length.

4.	The appointments and responsible management committee will have general authority of proposal and reporting regarding appointments and removals of directors and senior managers, those provided by law, and the responsibilities and authority regulated in the board regulations, or such others as the board of directors may attribute thereto.

5.	There will be a quorum for the committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy. In the event of a tie, the chairman will have a casting vote.

6.	The board regulations will develop the rules governing the appointments and responsible management committee contemplated in this article.

ARTICLE 47 BIS.   REMUNERATION COMMITTEE

1.	The remuneration committee will be comprised of non-executive directors and a majority of independent directors, with a minimum of 3 and a maximum of 5, all of the foregoing without prejudice to the attendance, when so expressly agreed by the members of the committee, of other directors including executive directors, senior executives and any employee. In any event the number of members of the remuneration committee will be determined directly by way of establishment of that number by express resolution, or indirectly by way of filling vacancies or appointment of new members within the established maximum.

2.	The members of the remuneration committee will be appointed by the board of directors, taking into account the directors’ knowledge, skills and experience and the committee’s duties.

3.	The remuneration committee will be chaired by an independent director appointed by the board of directors. The chairman of the committee must be replaced every four years, and may be re-elected one or more times for terms of the same length.

4.	The remuneration committee will have the authority provided by law, as well as the responsibilities and authority regulated in the board regulations, or such others as the board of directors may attribute thereto.

5.	There will be a quorum for the committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy. It will adopt its resolutions by absolute majority of the members of the committee, present at the meeting in person or by proxy. In the event of a tie, the chairman will have a casting vote.

6.	The board of directors regulations will implement the rules governing the remuneration committee envisaged in this article.

ARTICLE 47 TER.  RISK ADVISORY COMMITTEE

1.	The risk advisory committee will be composed of a minimum of three and maximum of five directors, who may not be executive directors, without prejudice to attendance, when so expressly resolved by the members of the committee, of other directors, including executive directors, senior managers and any employee. In any event, the number of members of the risk advisory committee will be determined either directly by express resolution or indirectly by way of filling vacancies or appointment of new members within the established maximum.

2.	The members of the risk advisory committee must have the appropriate knowledge, ability and experience to fully understand and control the risk strategy and risk tolerance of the Company. At least one third of its members must be independent directors. In any event, the chairman of the committee will be an independent director. The chairman of the committee must be replaced every four years, and may be reelected one or more times for terms of the same length.

3.	The members of the risk advisory committee will be appointed by the board of directors, taking into account the directors’ knowledge, skills and experience and the committee’s duties.

4.	The risk advisory committee will have the authority provided by law, as well as the responsibilities and authority regulated in the board regulations, or such others as the board of directors may attribute thereto.

5.	There will be a quorum for the committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy. In the event of a tie, the chairman will have a casting vote.

6.	The board regulations will develop the rules governing the risk advisory committee contemplated in this article.

ARTICLE 48.        BOARD risk committee

1.	The board risk committee will be responsible for establishment of and supervision of compliance with the risk control mechanisms of the Company, and naturally will be the body responsible for approving the most significant transactions and establishing the overall limits so that lower-ranking bodies may approve the others, without prejudice to the supervisory authority legally corresponding to the audit and compliance committee and to the risk advisory committee.

2.	The board risk committee will be comprised of a minimum of 3 and a maximum of 7 directors. The chairman of the committee will be a director that is a member thereof appointed by the Company's board of directors. In any event the number of members of the board risk committee will be determined directly by way of establishment of that number by express resolution, or indirectly by way of filling vacancies or appointment of new members within the established maximum.

3.	There will be a quorum for the committee when the majority of the directors that are a part thereof are in attendance, in person or by proxy. It will adopt its resolutions by absolute majority of the members of the committee, present at the meeting in person or by proxy. In the event of a tie, the chairman will have a casting vote.

4.	The board risk committee will have operational authority and, therefore, may adopt the corresponding decisions within the scope of authority delegated by the board.

5.	The board risk committee will have the specific delegated authority contemplated in the delegation resolution and the board regulations.

6.	The board risk committee, as the body responsible for overall risk management, will evaluate reputation risk within the scope of its activities and decision-making authority.

7.	Also, copies of the minutes of meetings of this committee will be made available to all directors.

ARTICLE 49.         Remuneration of directors

1.	The position of director is remunerated.

2.	The remuneration of directors will consist of a fixed periodic amount for attendance at meetings of the board of directors and its committees, without prejudice to reimbursement of the corresponding expenses. The maximum amount of annual remuneration of all directors in their capacities as such must be approved by the general meeting and will remain in effect until modification thereof is approved. The fixing of that amount, its distribution among the various directors and the frequency of receipt thereof will rest with the board of directors. For this purpose, the board of directors will take account of the functions and responsibilities given to each director, the director's membership on board committees and the other objective circumstances deemed to be relevant.

3.	Directors performing executive functions within the Company, whatever the nature of their legal relationship therewith, will further be entitled to receive remuneration for the performance of these functions, to be determined by the board of directors on proposal of the remuneration committee, in accordance with the bylaws and the remuneration policy approved by the general meeting, comprised of (a) a fixed part, appropriate to the services and responsibilities assumed; (b) a variable part, correlated with some indicator of the performance of the director or the business; (c) an assistant part, covering the appropriate insurance and welfare systems; (d) an indemnification in the event of separation or any other form of termination of the legal relationship with the Company not owing to breach attributable to the director; and (e) the monetary amounts deriving from exclusivity, post-contractual non-competition and minimum term or loyalty clauses, if any, appearing in the contract. The aforesaid remuneration will be included in a contract to be entered into between the director and the Company, which must be approved by the board of directors with the favourable vote of two thirds of its members, and must be attached as an annex to the minutes of the meeting. The affected director must refrain from attendance, deliberation and participation in voting. The director may not receive any remuneration for the performance of executive functions the amounts or categories of which are not contemplated in the contract.

Determination of the amount of the remuneration items comprising the fixed part, the manner of configuring and indicators for calculation of the variable part, the assistance provisions, and the indemnification or the criteria for calculation thereof, also corresponds to the board of directors.

In any event, the remuneration of members of the management bodies of the Company will be in accordance with the provisions regarding this matter contained in corporate and banking regulation.

4.	Non-executive directors of the Company who receive any remuneration by reason of membership on any management body of the entity that is the majority shareholder of the Company[1], or have an employment or senior management contract with that entity, will not be entitled to receive any remuneration by reason of their positions as directors of the Company, except for reimbursement of their expenses.

1 Specifically, BFA Tenedora de Acciones S.A.U.

In addition, executive directors of the Company who receive any remuneration by reason of performance of executive functions for the entity that is the majority shareholder of the Company will not be entitled to receive any remuneration for their executive functions within the Company, except for reimbursement of their expenses.

The executive directors of the Company, if any, will not be entitled simultaneously to receive remuneration in the form of per diems by reason of their membership on any management body of the entity that is the majority shareholder of the Company.

5.	Additionally, directors performing advisory functions other than the supervision and collegial decision-making inherent in their positions as directors, whatever the nature of their relationship with the Company, will be entitled to receive such employment or professional remuneration, fixed or variable, in cash or in kind as, by resolution of the board of directors of the Company, is appropriate for the performance of such functions.

6.	The Company will secure civil liability insurance for its directors on the usual terms commensurate with the circumstances of the Company.

7.	In addition, independently of the remuneration provided for in the preceding paragraphs, it is envisaged that remuneration schemes may be implemented that are indexed to the stock market price of shares or involve delivery of shares or options on shares to directors. These cases shall require a resolution of the general meeting, which must include the maximum number of shares that can be allocated to this remuneration scheme each financial year, the exercise price or the calculation system for the exercise price of the share options, the value of the shares taken as reference, if applicable, and the term of duration of the remuneration plan.

Also, upon fulfilment of the legal requirements, similar remuneration schemes may be established for personnel (whether or not management personnel) of the Company.

8.	The board will arrange for director remuneration to be moderate and consistent with the Company's profits. In particular, it will see to it that the remuneration of external directors is sufficient to compensate them for the dedication, qualification and responsibility required to serve in the position.

9.	The general meeting of the Company, at least every three (3) years, as a separate point on the agenda, will approve the director remuneration policy, which will be adapted as applicable to the remuneration system set forth in the bylaws, on the terms contemplated by law. The proposal of the aforesaid remuneration policy must attach a report of the remuneration committee.

In addition, on an annual basis the remuneration policy will be subject to central and independent internal evaluation, to verify compliance with the remuneration procedures and guidelines adopted by the board of directors.

The board of directors of the Company periodically will review and adopt the general principles of the remuneration policy and will be responsible for supervising its application.

ARTICLE 50.         Transparency of remuneration scheme

1.	The board of directors annually must prepare and publish a report on director remuneration, including the remuneration they receive or are to receive in their capacity as such and, if applicable, for the performance of executive functions, making it available to the shareholders upon call of the ordinary general meeting so the meeting may vote thereon, on an advisory basis.

In any event the report at a minimum will include complete, clear and understandable information on the Company's director remuneration policy applicable for the year in course. It also will include the overall summary of how the remuneration policy was applied during the closed financial year, as well as details of the individual remuneration earned in all categories by each of the directors during that financial year.

This report must be a separate point on the agenda. The content of the report will be regulated in the board regulations.

2.	If the annual report on director remuneration is rejected by the consultative vote of the ordinary general meeting, the remuneration policy applicable for the following year must be submitted to approval of the general meeting prior to its introduction, even if the aforesaid term of three (3) years has not elapsed.

3.	The remuneration received by each director will be individually reported in the annual report, stating the amount corresponding to each category of remuneration. The remuneration corresponding to executive functions assigned to the executive directors of the Company will also be stated in the report, individually and for each of the categories.

Section 4. Report on corporate governance and website

ARTICLE 51.         Annual corporate governance report

1.	The board of directors will prepare an annual report on corporate governance with special attention to (i) the ownership structure of the Company; (ii) the functioning of the general meeting, with information regarding the conduct of the meetings that are held; (iii) related party transactions of the Company with its shareholders and their directors and executives and intra-group transactions; (iv) any restriction on transferability of securities and any restriction on voting rights, (v) risk control systems, including tax risks; (vi) the structure of administration of the Company; (vii) the degree of following the recommendations on corporate governance or, if applicable, an explanation of the failure to follow those recommendations and (viii) will include a description of the principal characteristics of the internal control and risk management system by reference to the process for issuing financial information. As well as any other information the board deems to be of interest.

2.	The annual corporate governance report will be made available to shareholders on the Company's website not later than the date of publication of the call of the ordinary general meeting that is to resolve on the annual accounts corresponding to the financial year referred to by the indicated report.

ARTICLE 52.         Website

1.	The Company will have, for the purposes envisaged in the applicable, laws, a website (www.bankia.com) through which its shareholders, investors and the market will be generally advised of material or significant matters related to the Company, and the notices legally required to be published.

2.	Without prejudice to such additional documentation as is required by applicable regulations, the Company's website at a minimum will include the information and documents set forth in the board regulations.

3.	On the Company's website, upon call of general meetings, there must be an electronic shareholder forum, to which both individual shareholders and such voluntary associations as they may establish on the terms contemplated by law may have appropriately secure access, to facilitate their communication prior to the holding of general meetings. The electronic shareholder forum regulations may be developed by the general meeting regulations which, in turn, may authorise the board of directors to regulate all necessary procedural aspects.

4.	The average term for payment to suppliers of the Company will be published on the Company's website. If that average period is more than the maximum established in the default regulations, the measures to be applied in the following year to reduce it to the maximum will be published.

CHAPTER 3.             MISCELLANEOUS

Section 1. Annual accounts

ARTICLE 53.         Financial year and preparation of annual accounts

1.	The financial year will correspond to the calendar year, beginning on 1 January and ending on 31 December of each year.

2.	Within a maximum term of three months after the close of each financial year, the board of directors will prepare the annual accounts, the management report, the proposal for allocation of profits and, if applicable, the consolidated accounts and management report.

3.	The board of directors will arrange for definitive preparation of the accounts in a manner that will not result in qualifications by the statutory auditor. Nevertheless, when the board believes it must maintain its position, it will, through the chairman of the audit and compliance committee, publicly explain the substance and scope of the difference and, also, will arrange for the statutory auditor also to state its comments in this regard.

4.	The annual accounts and management report of the Company must be reviewed by the statutory auditor, appointed by the general meeting prior to the end of the financial year to be audited, for a specified term that may not be less than three or more than nine years after the beginning date of the first financial year to be audited. The auditor may be reelected by the general meeting for successive periods of up to three years after the end of the initial term.

ARTICLE 54.         Approval and filing of annual accounts

1.	The board of directors will prepare the annual accounts, which will be submitted for approval of the general meeting of shareholders.

2.	Once the annual accounts have been approved, the general meeting will resolve regarding allocation of results for the financial year.

If the general meeting resolves to distribute dividends, it will determine the time and form of payment. It may also delegate this determination to the board of directors. In that case, the meeting or, if applicable, the directors may resolve to distribute interim dividends for the financial year the accounts of which have been submitted for approval on the terms legally contemplated.

The general meeting may resolve that the dividend will be fully or partially paid in kind, provided that the assets or securities distributed are uniform (absent unanimous consent) and are not distributed at a value less than that appearing on the balance sheet of the Company.

3.	Within the month after approval of the annual accounts, the directors will present, for filing with the Mercantile Register of the registered office, certification of the resolutions of the general meeting approving the annual accounts and allocating results, attaching a copy of each of those accounts and copies of the management report and auditor's report.

ARTICLE 55.         In-kind dividends

The general meeting may resolve that the dividend will be fully or partially paid in kind, provided that:

(i)	the assets or securities distributed are uniform;

(ii)	they are admitted to trading on an official market (when the resolution is effective) or the Company duly guarantees that liquidity will be obtained within a maximum term of one year; and

(iii)	they are not distributed at a value less than that appearing on the balance sheet of the Company.

Section 2. Winding up and liquidation of the Company

ARTICLE 56.         Winding up of the Company.

The Company will be wound up in the cases and subject to the requirements contemplated in applicable legislation.

ARTICLE 57.         Liquidators

1.	The Company having been wound up, all members of the board of directors the appointments of which are current and registered in the Mercantile Register by law will become liquidators, unless the general meeting has appointed other liquidators in the winding up resolution.

2.	If the number of directors is not odd, the youngest director will not become a liquidator.

ARTICLE 58.         Representation of wound up Company.

In the event of winding up of the Company, the power of representation will be in the liquidation body, comprised of the liquidators described in article 57 above.

ARTICLE 59.         Payment of liquidation share

The liquidation share will be paid, in whole or in part, in assets or rights originally contributed by each shareholder, on the terms established by the general meeting.

ARTICLE 60.         Remaining assets and liabilities

If, the Company having been extinguished and its entries in the Mercantile Register having been cancelled, new corporate assets or liabilities appear, the provisions of applicable legislation will apply.

Section 3. Notices

ARTICLE 61.         Notices

Without prejudice to the provisions of these articles regarding proxies, remote voting and simultaneous online attendance at meetings, notices and reports, whether mandatory or voluntary, among the Company, the shareholders and the directors, whoever the sender and addressee may be, may be given electronically and online, unless an express exception is made by law, in any event respecting the guarantees of security and rights of shareholders, for which purpose the board of directors may establish the appropriate technical mechanisms and procedures, which will be publicised by way of the website.

TRANSITIONAL PROVISION

Directors appointed before 1 January 2014 may complete their current terms even if they exceed the maximum duration set forth in article 39 of the bylaws.

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